Exhibit 99.1

iRhythm Technologies Announces Fourth Quarter and 2016 Financial Results and Provides Full Year 2017 Financial Outlook

SAN FRANCISCO, February 15, 2017 -- iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care solutions company focused on the advancement of cardiac care, today reported financial results for the three months and full year ended December 31, 2016.

2016 Highlights

•	Revenue for the year ended December 31, 2016 increased 77% to $64.1 million over 2015
•	Gross margins for the full year 2016 were 67.4%, a year-over-year improvement of 810 basis points
•	Completed initial public offering on October 20, receiving net proceeds of approximately $111 million
•	Payor coverage for the Company's Zio Service reached more than 290 million U.S. patients, with contracts and in-network arrangements of approximately 200 million
•	Zio Service provided to over 700,000 patients, accumulating more than 150 million hours of curated heartbeat data within the Company’s data repository

"Our 2016 performance was marked by strong growth and operational execution across all areas of our business. We are pleased with the impact we have already made on changing how patients with cardiac arrhythmias are monitored, diagnosed and treated,” said Kevin King, CEO. "We believe the expanding adoption of our Zio Service is reshaping the market with a differentiated and competitive platform supported by broad payor coverage. Our goal is to be the leading provider of ambulatory monitoring for patients at risk for arrhythmias. Looking ahead, we plan to further extend the market for our Zio Service by growing our sales organization, expanding the number of contracted lives, and by addressing additional patient populations with unmet clinical needs.”

Fourth Quarter Financial Results

Revenue for the three months ended December 31, 2016 increased 72% to $18.7 million, from $10.9 million during the same period of the prior year. The increase in revenue was due primarily to increased volume of the Zio Service.

Gross profit for the fourth quarter of 2016 was $12.9 million, or 69.1% gross margin, up from $6.7 million, or 61.7% gross margin, in the same period of the prior year.

Operating expenses for the fourth quarter of 2016 were $17.3 million, an increase of 27% compared to the same period of the prior year. The increase in operating expenses was driven primarily by selling, general and administrative expenses used to expand the company’s sales force and support the growth in operations.

Loss from operations for the fourth quarter of 2016 was $4.3 million, compared to $6.9 million for the same period of the prior year.

Full Year 2016 Financial Results

Revenue for the year ended December 31, 2016 increased 77% to $64.1 million, from $36.1 million in 2015. The increase in revenue was due primarily to increased volume of the Zio Service.

Exhibit 99.1

Gross profit for the year was $43.2 million, or 67.4% gross margin, up from $21.4 million, or 59.3% gross margin, in the same period of the prior year.

Operating expenses for 2016 were $58.8 million, an increase of 37% compared to the prior year. The increase in operating expenses was driven primarily by selling, general and administrative expenses used to expand the company’s sales force and support the growth in operations.

Loss from operations for 2016 was $15.6 million, compared to $21.6 million from the prior year.

Cash, cash equivalents, short-term investments and long-term investments were $117.0 million as of December 31, 2016. In October 2016, iRhythm completed an initial public offering, raising net proceeds of approximately $111 million, after deducting underwriting discounts and commissions and offering expenses.

Guidance for Full Year 2017

iRhythm projects revenue for the full year 2017 to range from $85 to $90 million, gross margins for the full year 2017 to range from 69% to 71% and operating expenses for the full year 2017 to be between $82 and $86 million.

Webcast and Conference Call Information

iRhythm’s management team will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Investors interested in listening to the conference call may do so by dialing (844) 348-0016 for domestic callers or (213) 358-0876 for international callers, and referencing Conference ID: 58707805 or from the webcast on the “Investor Relations” section of the company’s website at: www.irhythmtech.com.

About iRhythm Technologies, Inc.
iRhythm is a commercial-stage digital health care company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change clinical management of patients.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding financial guidance. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our third quarter Form 10-Q filing made with the Securities and Exchange Commission on December 5, 2016. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Relations Contact:Media Contact

Lynn Pieper Lewis or Leigh Salvo Aaron Murphy

(415) 937-5404 (415) 229-3331

investors@irhythmtech.commedia@irhythmtech.com

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$51,643	$25,208
Short-term investments	54,407	—
Accounts receivable, net	9,406	5,577
Inventory	1,390	1,145
Prepaid expenses and other current assets	1,671	808
Restricted cash	91	91
Total current assets	118,608	32,829
Property and equipment, net	4,653	2,036
Goodwill	862	862
Other assets	3,052	2,145
Investments, long-term	10,981	—
Total assets	$138,156	$37,872
Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$2,103	$1,459
Accrued liabilities	10,165	6,699
Deferred revenue	947	506
Accrued interest, current portion	—	111
Total current liabilities	13,215	8,775
Debt	32,227	30,552
Deferred rent, noncurrent portion	26	28
Accrued interest, net of current portion	126	96
Preferred stock warrant liabilities	—	2,949
Total liabilities	45,594	42,400
Convertible preferred stock	—	97,096
Stockholders’ equity (deficit):
Common stock	22	1
Additional paid-in capital	219,718	4,641
Accumulated other comprehensive income	(9)	—
Accumulated deficit	(127,169)	(106,266)
Total stockholders’ equity (deficit)	92,562	(101,624)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$138,156	$37,872

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenue	$18,704	$10,854	$64,072	$36,140
Cost of revenue	5,786	4,161	20,883	14,700
Gross profit	12,918	6,693	43,189	21,440
Operating expenses:
Research and development	2,303	1,800	7,150	6,349
Selling, general and administrative	14,963	11,787	51,621	36,722
Total operating expenses	17,266	13,587	58,771	43,071
Loss from operations	(4,348)	(6,894)	(15,582)	(21,631)
Interest expense	(827)	(582)	(3,248)	(1,059)
Other expense, net	(1,091)	(226)	(2,073)	(109)
Net loss and comprehensive loss	$(6,266)	$(7,702)	$(20,903)	$(22,799)
Net loss per common share, basic and diluted	$(0.37)	$(5.46)	$(3.95)	$(16.57)
Weighted-average shares used to compute net loss per common share, basic and diluted	16,756,608	1,410,942	5,285,847	1,376,106